                                REMARKETING AGREEMENT

         This REMARKETING AGREEMENT, dated as of June 6, 1997 (the "Remarketing Agreement"), is among Newell Co., a Delaware corporation (the "Company"), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., First Chicago Capital Markets, Inc. and Morgan Stanley & Co. Incorporated (each being herein a "Remarketing Agent" and, collectively, the "Remarketing Agents").

         WHEREAS, the Company may issue Medium-Term Notes, Series A, with interest rates to be established periodically by a Remarketing Agent as contemplated herein (the "Notes"), under an Indenture, dated as of November 11, 1995 (the "Indenture"), between the Company and The Chase Manhattan Bank (as successor in interest to The Chase Manhattan Bank, N.A.), as trustee (the "Trustee"), which Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended (the "1939 Act");

         WHEREAS, the Company has filed with the Securities and Exchange Commission (the "Commission") a shelf registration statement on Form S-3 (No. 33-64225) under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the offering of debt securities, which registration statement was declared effective by order of the Commission on January 23, 1996, and has filed such amendments thereto and such amended prospectuses as may have been required to the date hereof and will file such additional amendments thereto and such additional amended prospectuses as may hereafter be required;

         WHEREAS, the Notes will be initially sold pursuant to a distribution agreement, dated May 3, 1996, and amended as of June 6, 1997, among Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., First Chicago Capital Markets, Inc. and Morgan Stanley & Co. Incorporated (the "Distribution Agreement");

         WHEREAS, the Company intends by this Remarketing Agreement to appoint, on a non-exclusive basis, each Remarketing Agent to act as a remarketing agent with respect to the Notes for the purpose of (i) setting the interest rate or rates and the Spread (if any) and/or Spread Multiplier (if any) for such Notes,
(ii) remarketing such Notes from time to time on behalf of the persons who acquire an interest in the Notes ("Beneficial Owners") which is reflected on the records of the Depository through its participants ("DTC Participants") and
(iii) accepting tendered Notes for remarketing and receiving payment, or using reasonable efforts to cause the Trustee to receive payment, of the purchase price for Notes subject to remarketing and paying Beneficial Owners on whose behalf such Notes were remarketed; and

         WHEREAS, each Remarketing Agent is willing to assume such duties on the terms and conditions expressly set forth herein;

         NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

         Section 1. DEFINITIONS. Capitalized terms used and not defined in this Remarketing Agreement shall have the meanings assigned to them in the Notes.

         Section 2. REPRESENTATIONS AND WARRANTIES. (a) The Company represents and warrants to each Remarketing Agent as of the date hereof and as of each Interest Rate Adjustment Date for each Interest Rate Period that (i) it has made all the filings with the SEC that it is required to make under the 1934 Act and the 1934 Act Regulations (collectively, the "1934 Act Documents"), that each 1934 Act Document complied in all material respects with the requirements of the 1934 Act and 1934 Act Regulations, and each 1934 Act Document did not, and will not, at the time of filing with the SEC, as of the date hereof and as of each Interest Rate Adjustment Date, and as of each Interest Rate Adjustment Date the applicable Remarketing Materials (as defined herein) will not, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were, not misleading, and (ii) no consent, approval, authorization, order or decree of any court or governmental agency or body, including as to an effective registration statement under the 1933 Act with respect to the Notes, is required for the consummation by the Company of the transactions contemplated by this Remarketing Agreement or in connection with the remarketing of Notes pursuant hereto, except such as have been obtained or rendered, as the case may be.

    (b) The Company represents and warrants to each Remarketing Agent as of the date hereof, as of each date on which the interest rate for a Long Term Rate Period is established and as of each Interest Rate Adjustment Date for a Long Term Rate Period (each such date being hereinafter referred to as a "Representation Date"), as follows:

           (i) DUE INCORPORATION AND QUALIFICATION. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the 1934 Act Documents and to enter into and perform its obligations under this Remarketing Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify and be in good standing would not have a material adverse effect on the condition, financial or otherwise, or the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise.

          (ii) SUBSIDIARIES. Each subsidiary of the Company which is a "significant subsidiary" as defined in Rule 405 of Regulation C of the 1933 Act Regulations (collectively, the "Significant Subsidiaries") has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and conduct its business as described in the 1934 Act Documents and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify and be in good standing would not have a material adverse effect on the condition, financial or otherwise, or the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise; and, except as disclosed in the 1934 Act Documents, all of the issued and outstanding capital stock of each Significant Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, except for directors' qualifying shares (if applicable), is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim.

         (iii) ACCOUNTANTS. The accountants who certified the financial statements included or incorporated by reference in the 1934 Act Documents are independent public accountants within the meaning of the 1933 Act and the 1933 Act Regulations.

          (iv) FINANCIAL STATEMENTS. The financial statements and any supporting schedules of the Company and its subsidiaries included or incorporated by reference in the 1934 Act Documents present fairly the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the consolidated results of their operations for the periods specified; except as stated therein, said financial statements have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis; and the supporting schedules included or incorporated by reference in the 1934 Act Documents present fairly the information required to be stated therein.

           (v) AUTHORIZATION AND VALIDITY OF THIS REMARKETING AGREEMENT, THE INDENTURE AND THE NOTES. This Remarketing Agreement has been duly authorized, executed and delivered by the Company and, upon execution and delivery by the Remarketing Agents, will be a valid and legally binding agreement of the Company; the Indenture has been duly authorized, executed and delivered by the Company and is a valid and legally binding agreement of the Company enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors' rights generally or by general equity principles, and except further as enforcement thereof may be limited by
    (1) requirements that a claim with respect to any Notes denominated other than in U.S. dollars (or a foreign currency or composite currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (2) governmental authority to limit, delay or prohibit the making of payments outside the United States. The Notes, when issued, authenticated and delivered pursuant to the Indenture and the Officer's Certificate (as defined in the Indenture) applicable thereto against payment of the consideration therefor, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors' rights generally or by general equity principles, and except further as enforcement thereof may be limited by
    (1) requirements that a claim with
    respect to any Notes denominated other than in U.S. dollars (or a foreign currency or composite currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (2) governmental authority to limit, delay or prohibit the making of payments outside the United States. Each Holder (as defined in the Indenture) of Notes will be entitled to the benefits of the Indenture.

          (vi) MATERIAL ADVERSE CHANGES OR MATERIAL TRANSACTIONS. Since the respective dates as of which information is given in the 1934 Act Documents, except as may otherwise be stated therein or contemplated thereby, (1) there has been no material adverse change in the condition, financial or otherwise, or in the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business and (2) there have been no material transactions entered into by the Company or any of its subsidiaries other than those in the ordinary course of business.

         (vii) NO DEFAULTS. Neither the Company nor any of its Significant Subsidiaries is in violation of its charter or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or any of them or their properties may be bound, where the consequences of such violation or default would have a material adverse effect on the condition, financial or otherwise, or the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise; and the execution and delivery of this Remarketing Agreement and the Indenture and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action of the Company and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Significant Subsidiaries pursuant to, any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company or any of its Significant Subsidiaries is a party or by which it or any of them may be bound or to which any of the property or assets of the Company or any such subsidiary is subject, nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any law, administrative regulation or administrative or court order or decree of any court or governmental agency, authority or body or any arbitrator having jurisdiction over the Company.

        (viii) LEGAL PROCEEDINGS. Except as may be included or incorporated by reference in the 1934 Act Documents, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, which will, in the opinion of the Company, result in any material adverse change in the condition, financial or otherwise, or in the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, or will materially and adversely affect the properties or assets thereof or will materially and adversely affect the consummation of this Remarketing Agreement or the Indenture or any transaction contemplated hereby or thereby.

          (ix) INVESTMENT COMPANY ACT OF 1940 NOT APPLICABLE. The Company is not an "investment company" or a "company controlled by an `investment company'" within the meaning of the Investment Company Act of 1940, as amended.

    (c) ADDITIONAL CERTIFICATIONS. Any certificate signed by any director or officer of the Company and delivered to one or more Remarketing Agents or to counsel for the Remarketing Agents in connection with a remarketing of Notes by one or more Remarketing Agents shall be deemed a representation and warranty by the Company to such Remarketing Agent or Agents as to the matters covered thereby.

         Section 3. COVENANTS OF THE COMPANY. The Company covenants with each Remarketing Agent as follows:

         (a) The Company will provide prompt notice to the Remarketing Agents of any notification by a rating agency with regard to the ratings of any securities of the Company.

         (b)  The Company will furnish to each Remarketing Agent:

              (i) the Registration Statement and the Prospectus relating to the Notes (including in each case any amendment or supplement thereto and each document incorporated therein by reference);

             (ii)  each 1934 Act Document filed after the date hereof;

            (iii) notice of the occurrence of any of the events set forth in clause (c) of Section 8 hereof; and

             (iv) in connection with each remarketing of Notes, such other information as each of such Remarketing Agents may reasonably request from time to time; provided the Company is not obligated to provide any material non-public information unless such information relates to any material adverse change or any event or situation which could reasonably be expected to result in a material adverse change in the financial condition, results of operations or business affairs of the Company and its subsidiaries considered as one enterprise; and provided further that information provided by the Company pursuant hereto may only be distributed to holders and potential holders of Notes by a Remarketing Agent with the prior approval of the Company as to the form and content of such information.

    The Company agrees to provide each of the Remarketing Agents with as many copies of the foregoing written materials and other Company approved information as the Remarketing Agents may reasonably request for use in connection with each remarketing of Notes and consents to the use thereof for such purpose.

         (c) If, at any time during which the Remarketing Agent would be obligated to take any action under this Remarketing Agreement, any event or condition known to the Company relating to or affecting the Company, any subsidiary thereof or the Notes shall occur which could reasonably be expected to affect the accuracy or completeness of any statement of a material fact contained in any of the reports, documents, materials or information referred to in paragraph (b) above or any document incorporated therein by reference (collectively, the "Remarketing Materials"), the Company shall promptly notify each of the Remarketing Agents in writing of the circumstances and details of such event or condition unless the Company, in its sole discretion reasonably exercised, determines that it is not required to disclose such information pursuant to the 1934 Act or the 1934 Act Regulations.

         (d) Notwithstanding any other provision of this Remarketing Agreement, a Remarketing Agent may resign and be discharged from its duties and obligations hereunder at any time if, in its sole discretion, it determines that it lacks the information or the ability to distribute the information necessary to perform its obligations hereunder or to comply with applicable laws and regulations in connection therewith, such resignation to be effective upon delivery of notice to the Company, the Trustee and the other Remarketing Agents, if any, of such resignation; provided that no Remarketing Agent shall resign with respect to any Note between 12:15 p.m., New York City time, and the close of business on any Interest Rate Adjustment Date for such Note.

         Section 4.     APPOINTMENT AND OBLIGATIONS OF THE REMARKETING AGENTS.
(a) The Company hereby appoints, on a non-exclusive basis, each Remarketing Agent, and each Remarketing Agent hereby accepts such appointment as to each Note for each remarketing for which it is designated and has accepted in accordance with the following sentence, as the remarketing agent with respect to the Notes for the purpose of (i) setting the interest rate or rates and the Spread (if any) and/or the Spread Multiplier (if any) for such Notes, (ii) remarketing such Notes from time to time on behalf of the Beneficial Owners thereof and (iii) accepting such tendered Notes for remarketing and receiving payment, or using reasonable efforts to cause the Trustee to receive payment, of the purchase price for such Notes subject to remarketing and paying Beneficial Owners on whose behalf such Notes were remarketed.

         In connection with the remarketing on each Interest Rate Adjustment Date for each Note, the Company shall designate the Remarketing Agent therefor by notice (confirmed in writing) to such Remarketing Agent; which designation shall become effective only upon acceptance thereof (confirmed in writing) by the applicable Remarketing Agent. Unless otherwise agreed by the Company and the applicable Remarketing Agent(s) in writing, notice of designation shall be made and accepted not less than eight Business Days prior to (x) the applicable Interest Rate Adjustment Date, in the case of a Note being remarketed into a Short Term Rate Period, or (y) the third Business Day preceding the applicable Interest Rate Adjustment Date, in the case of a Note being remarketed into a Long Term Rate Period.

         Subject to the foregoing and to Section 6 hereof, the Company reserves the right to appoint or replace the Remarketing Agent with respect to any issue of Notes at any time.

         (b) As to each Note for which it has been designated as Remarketing Agent in accordance with the preceding Section 4(a), each Remarketing Agent agrees to (i) use its reasonable efforts to set the interest rate for such Note and the Spread (if any) and/or the Spread Multiplier (if any) in the Interest Rate Mode, and on the other terms, selected by the Company, which rate shall be the lowest rate necessary in the judgment of such Remarketing Agent to remarket such Note on such date of determination at a price equal to 100% of the principal amount thereof, (ii) notify the Company and the Trustee promptly of such interest rate and the Spread (if any) and the Spread Multiplier (if any) for such Note and the other information specified in clause (e) below with respect to the next Interest Rate Period for such Note, (iii) use its reasonable efforts to remarket each Note tendered to such Remarketing Agent in remarketings held from time to time and (iv) accept tendered Notes for remarketing and receive payment, or use its reasonable efforts to cause the Trustee to receive payment, of the purchase price for Notes subject to remarketing and pay or cause to be paid Beneficial Owners on whose behalf such Notes were remarketed.

         (c) It is expressly understood and agreed by the parties hereto that no Remarketing Agent shall be obligated to set the interest rate or the Spread or Spread Multiplier on any Notes or to remarket any Notes or perform any of the other duties set forth herein at any time that any of the conditions set forth in clause (a) or (b) of Section 8 hereof shall not have been fully and completely met to the satisfaction of the Remarketing Agent or at any time any of the events set forth in clause (c) of Section 8 hereof shall have occurred.

         (d) In connection with any Note that is being remarketed into a Short Term Rate Period on the next Interest Rate Adjustment Date for such Remarketed Note, by 12:00 p.m., New York City time, on such Interest Rate Adjustment Date, the applicable Remarketing Agent will determine the interest rate for such Note to the nearest one thousandth (0.001) of one percent per annum for the Interest Rate Period in which such Interest Rate Adjustment Date falls.

         In connection with any Note that is being remarketed into a Long Term Rate Period on the next Interest Rate Adjustment Date for such Note, by 4:00 p.m., New York City time, on the third Business Day preceding such Interest Rate Adjustment Date, the applicable Remarketing Agent will determine the interest rate for such Note to the nearest one thousandth (0.001) of one percent per annum for the next Interest Rate Period, in the case of a fixed interest rate, and the Spread, if any, or the Spread Multiplier, if any, in the case of a floating interest rate; provided that, if for any reason the Remarketing Agent is unable to determine such interest rate by such time, the next Interest Rate

Period for such Note shall be a Weekly Rate Period or such other Short Term Rate Period as the Company may determine by 9:30 a.m., New York City time, on such Interest Rate Adjustment Date.

         In determining the applicable interest rate for any Notes and other terms, the applicable Remarketing Agent will, after taking into account market conditions as reflected in the prevailing yields on fixed and variable rate taxable debt securities, (i) consider the principal amount of the Notes tendered or to be tendered on the applicable Interest Rate Adjustment Date and the principal amount of such Notes prospective purchasers are or may be willing to purchase and (ii) contact, by telephone or otherwise, prospective purchasers and ascertain the interest rates or, if applicable, the Spread and/or Spread Multiplier therefor at which they would be willing to hold or purchase such Notes.

         (e)  By 12:30 p.m., New York City time, on the Interest Rate
Adjustment Date for any Note, the applicable Remarketing Agent will notify the Company and the Trustee in writing (including facsimile or appropriate electronic media) of (i) the interest rate or, in the case of a floating interest rate, the initial interest rate and the Initial Interest Reset Date, the Spread and the Spread Multiplier, and the next Interest Rate Adjustment Date applicable to such Note, (ii) the Interest Payment Dates (in the case of Notes being remarketed in the Long Term Rate Mode), (iii) the aggregate principal amount of all tendered Notes for which such Remarketing Agent is responsible hereunder on such date, (iv) the aggregate principal amount of tendered Notes that such Remarketing Agent was able to remarket, at a price equal to 100% of the principal amount thereof, and (v) such other information as the Trustee may require for settlement purposes. The Trustee has agreed to transmit to the Depository such information as the Depository may require for settlement purposes in accordance with the Depository's procedures as in effect from time to time.

         (f) By telephone or in writing (including facsimile) not later than approximately 1:00 p.m., New York City time, on such Interest Rate Adjustment Date, the applicable Remarketing Agent will advise each purchaser of Notes remarketed on such date (or the DTC Participant of each such purchaser who it is expected in turn will advise such purchaser) of the principal amount of Notes that such purchaser is to purchase.

         (g) Each Remarketing Agent will use its reasonable efforts to facilitate payment by the applicable purchasers to the Trustee for payment to the DTC Participant of each tendering Beneficial Owner of Notes subject to a remarketing, by book entry through the Depository by the close of business on the Interest Rate Adjustment Date against delivery through the Depository of such Beneficial Owner's tendered Notes, of the purchase price for such tendered Notes that have been sold in the remarketing. The Trustee has agreed to make such payment to the Depository for payment to the DTC Participant subject to receipt of payment from the purchaser, and, if any such Notes were subject to purchase as provided in clause (h) of this Section 4, to pay to the Depository for payment to the DTC Participant of each tendering Beneficial Owner thereof, subject to receipt of payment from the Company as provided in clause (h), the purchase price of such Notes plus accrued interest, if any, to such date.

         (h)  By 12:15 p.m., New York City time, on any Interest Rate
Adjustment Date, the applicable Remarketing Agent shall notify the Company and the Trustee, in writing (including facsimile), of the principal amount of Notes that such Remarketing Agent was unable to remarket at a price equal to 100% of the principal amount thereof on such date. Such notice will constitute a demand on the Company to purchase such unremarketed Notes at a price equal to the outstanding principal amount thereof. The Company thereupon will be obligated under the terms of the Notes to purchase such unremarketed Notes. The Company shall deposit same-day funds with the Trustee by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date, in an amount equal to the principal amount of such unremarketed Notes plus accrued interest thereon.
Notwithstanding any other provision of this Remarketing Agreement to the contrary, the Trustee and the Remarketing Agents shall not utilize any funds advanced by the Company for the purchase of unremarketed Notes for which the Company shall not have deposited accrued and unpaid interest in accordance with the preceding sentence.

         (i) The applicable Remarketing Agent shall supply to any Beneficial Owner upon request information regarding the interest rate, Spread (if any), Spread Multiplier (if any), Interest Rate Mode, Interest Rate Period, the next Interest Rate Adjustment Date and other terms applicable to such Beneficial Owner's Notes.

         (j) The Remarketing Agents may, in accordance with the Notes, modify the settlement and remarketing procedures set forth in or pursuant to the Notes in order to facilitate the settlement and remarketing process.

         (k) In the case of any Note being redeemed on an Interest Rate Adjustment Date therefor, the Company shall give the applicable Remarketing Agent and the Trustee written notice of such redemption prior to the time the interest rate applicable to the next Interest Rate Period for such Note is established by such Remarketing Agent. In any other case, the Company shall give the Remarketing Agents and the Trustee written notice of redemption of any Note at least two business days prior to the date notice is required to be given to Holders. In addition, the Company shall give each Remarketing Agent designated as such in accordance with Section 4(a) hereof with respect to any Note being repaid at the option of the Holder thereof and the Trustee notice as soon as practicable, and in any event not later than twelve Business Days prior to the next succeeding Interest Rate Adjustment Date therefor of each such Note which will be repaid by the Company at the option of the Holder thereof on or prior to such Interest Rate Adjustment Date.
Each Remarketing Agent's obligation to remarket any Note shall terminate immediately upon receipt by it from the Company of any notice of redemption or repayment thereof.

         Section 5. FEES AND EXPENSES. For its services in performing its duties set forth under Section 4(a) hereof and in determining the interest rate and remarketing Notes, the Remarketing Agents will be entitled to receive a fee as described below. With respect to Notes in the Short Term Rate Mode, unless otherwise agreed by the Company and the applicable Remarketing Agent(s) in writing, the Company shall pay to the Remarketing Agents on January 15, April 15, July 15, and October 15 of each year a fee equal to ____% of the average outstanding principal amount of Notes in the Short Term Rate Mode during the immediately preceding calendar quarter which fee shall be allocated or paid to each Remarketing Agent as follows: each Remarketing Agent shall receive a pro rata portion of the fee, with respect to each Note in the Short Term Rate Mode during each calendar quarter, based on the number of days from, and including, the Interest Rate Adjustment Date on which such Note is remarketed by such Remarketing Agent (or the first day of the calendar quarter, if such Interest Rate Adjustment Date precedes such calendar quarter) to, but excluding, the next Interest Rate Adjustment Date, if any, on which such Note is remarketed by a different Remarketing Agent (or to, and including, the last day of the calendar quarter, if such next Interest Rate Adjustment Date, if any, occurs after the end of such calendar quarter). If any Notes in the Short Term Mode shall have been redeemed, repurchased, purchased pursuant to the Special Mandatory Purchase Right or converted to a Long Term Rate Period during any quarterly period, the fee with respect to those Notes for such quarterly period shall be payable on such redemption date, repurchase date, purchase date or conversion date, as the case may be. The fee payable by the Company to the Remarketing Agents with respect to Notes in any Long Term Rate Period shall be determined by mutual agreement in writing of the Company and the applicable Remarketing Agent. A Remarketing Agent may pay to selected broker-dealers a portion of any fees described above, reflecting Notes sold through such broker-dealers to purchasers in remarketings. In addition to its obligations under Section 9 hereof, the Company shall, from time to time upon the request of the Remarketing Agent, pay the reasonable fees and expenses of counsel incurred by the Remarketing Agent in connection with the performance of its duties hereunder. The obligations of the Company to make the payments required by this
Section 5 shall survive the termination of this Remarketing Agreement and remain in full force and effect until all such payments shall have been made in full.

         Section 6.     RESIGNATION AND REMOVAL OF THE REMARKETING AGENTS. (a)
A Remarketing Agent may resign and be discharged from its duties and obligations hereunder at any time, such resignation to be effective 30 days after delivery of notice to the Company, the Trustee and each other Remarketing Agent of such resignation; PROVIDED, HOWEVER, that if (i) such resigning Remarketing Agent shall then be the sole Remarketing Agent or (ii) all of the remaining Remarketing Agents elect to resign or are removed within one week of delivery of such notice, then, except as provided in the following sentence, no such resignation shall become effective until the Company shall have appointed at least one broker-dealer as successor Remarketing Agent and such successor Remarketing Agent shall have entered into a remarketing agreement with the Company in which it shall have agreed to conduct remarketings in accordance with the terms and conditions of the Notes. In such case, the Company will use its best efforts to appoint a successor Remarketing Agent and enter into such a remarketing agreement with such person as soon as reasonably practicable; PROVIDED, HOWEVER, that, if the Company has not so appointed a successor Remarketing Agent within 90 days of delivery of notice as provided above, this Remarketing Agreement shall automatically terminate on such 90th day. Only the Company may, and shall have the obligation to, appoint a successor Remarketing Agent.

         (b) The Company may in its absolute discretion remove a Remarketing Agent by giving at least 30 days' prior notice to such Remarketing Agent, the Trustee and each other Remarketing Agent; PROVIDED, HOWEVER, that if (i) such removed Remarketing Agent shall then be the sole Remarketing Agent or (ii) all of the remaining Remarketing Agents elect to resign or are removed within one week of delivery of such notice, then, except as provided in the following sentence, no such removal shall become effective until the Company shall have appointed a broker-dealer as successor Remarketing Agent and such successor Remarketing Agent shall have entered into a remarketing agreement with the Company in which it shall have agreed to conduct remarketings in accordance with the terms and conditions of the Notes. In such case, the Company will use its best efforts to appoint a successor Remarketing Agent and enter into such a remarketing agreement with such person as soon as reasonably practicable; PROVIDED, HOWEVER, that, if the Company has not so appointed a successor Remarketing Agent within 90 days of delivery of notice as provided above, this Remarketing Agreement shall automatically terminate on such 90th day.

         (c) The Company may appoint additional Remarketing Agents by giving at least 30 days prior notice to each Remarketing Agent and the Trustee. Such appointment shall be effective upon the additional Remarketing Agent becoming a party to this Remarketing Agreement or entering into such other written agreement as is substantially similar to this Remarketing Agreement or otherwise reasonably satisfactory to the Company, such other Remarketing Agent and the Trustee.

         Section 7. DEALING IN THE NOTES; REDEMPTION OF REMARKETING AGENTS' NOTES. (a) Each Remarketing Agent, when acting as a Remarketing Agent, and in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the Notes. Notwithstanding the foregoing, no Remarketing Agent shall be obligated to purchase any Notes that would otherwise remain unsold in a remarketing. If any Remarketing Agent holds any Notes immediately prior to a remarketing of such Notes and if all other Notes tendered for sale by Beneficial Owners other than such Remarketing Agent have been sold in such remarketing, then such Remarketing Agent may sell such number of its Notes in such remarketing as there are outstanding orders to purchase that have not been filled by Notes tendered for sale by Beneficial Owners other than such Remarketing Agent. Each Remarketing Agent, as Holder of the Notes, may exercise any vote or join as a Holder in any action which any Holder of Notes may be entitled to exercise or take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder. Each Remarketing Agent, in its capacity either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

         (b) The Company may purchase Notes in a remarketing, provided that the interest rate established with respect to Notes in such remarketing is not different from the interest rate that would have been established if the Company had not purchased such Notes.

         Section 8. CONDITIONS TO THE REMARKETING AGENT'S OBLIGATIONS. The obligations of each Remarketing Agent under this Remarketing Agreement have been undertaken in reliance on, and shall be subject to, (a) the due performance in all material respects by the Company of its obligations and agreements as set forth in this Remarketing Agreement and the accuracy of the representations and warranties in this Remarketing Agreement and any certificate delivered pursuant hereto, (b) the due performance in all material respects by the Company of its obligations and agreements set forth in, and the accuracy in all material respects as of the dates specified therein of the representations and warranties contained in, the Distribution Agreement and (c) the further conditions that (i) none of the following events shall exist at any time during which a Remarketing Agent would otherwise be obligated to take any action under this Remarketing Agreement:

           (1) all of the Notes for which such Remarketing Agent is responsible hereunder shall have been called for redemption, tendered for repurchase or purchased pursuant to a Special Mandatory Purchase;

           (2) without the prior written consent of such Remarketing Agent, the Indenture or the Notes shall have been amended in any manner, or otherwise contain any provision not contained therein as of the date hereof, that in either case in the reasonable opinion of such Remarketing Agent materially changes the nature of the Notes or the remarketing procedures (it being understood that notwithstanding the provisions of this clause (2) the Company shall not be prohibited from amending such documents);

           (3) a suspension or material limitation in trading in securities generally on either the American Stock Exchange or the New York Stock Exchange or the suspension of trading of the Company's securities on any exchange shall have occurred or a banking moratorium shall have been declared by federal, or New York, authorities;

           (4) any outbreak or escalation of major hostilities, any declaration of war by Congress or any other substantial calamity or emergency shall have occurred; or

           (5) a material adverse change or any development which could reasonably be expected to result in a material adverse change in the financial condition, results of operations or business affairs of the Company and its subsidiaries considered as one enterprise shall have occurred; and

         (ii) with respect to any remarketing of any Note, between the time at which the interest rate for such Note is determined and the time at which the payment for such Note is to be made, the rating of the Notes shall not have been downgraded or put on CREDITWATCH or WATCH LIST with negative implications or withdrawn by a national rating service, the effect of which, in the opinion of such Remarketing Agent, is to affect materially and adversely the market price of the Notes or such Remarketing Agent's ability to remarket the Notes.

         In the event of the failure of any of such conditions, the applicable Remarketing Agent may terminate its obligations under this Remarketing Agreement as provided in Section 11(b).

         Section 9. INDEMNIFICATION. (a) The Company agrees to indemnify and hold harmless each Remarketing Agent and its respective officers, directors and employees and each person, if any, who controls any such party within the meaning of Section 20 of the 1934 Act as follows:

         (i) from and against any loss, liability, claim, damage and expense whatsoever, as incurred, to which any indemnified party may become subject insofar as such loss, liability, claim, damage and expense (or actions in respect thereof) arise out of, or are based upon, (A) the failure to have an effective registration statement under the 1933 Act relating to the Notes, if required, or the failure to satisfy the prospectus delivery requirements of the 1933 Act because the Company failed to notify such Remarketing Agent, of such delivery requirement or failed to provide such Remarketing Agent with an updated Prospectus for delivery, or (B) any untrue statement or alleged untrue statement of a material fact contained in any of the Remarketing Materials (including any incorporated documents), or (C) the omission or alleged omission to state a material fact required to be stated in the Remarketing Materials or any revision thereof or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or (D) any violation by the Company of, or any failure by the Company to perform any of its obligations under, this Remarketing Agreement, or (E) the duties such Remarketing Agent performs hereunder except that is finally judicially determined to be due to its gross negligence or willful misconduct;

         (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever arising out of, or based upon, any of items (A) through (E) in clause (i) above; provided that such settlement is effected with the written consent of the Company, which consent shall not be unreasonably withheld; and

         (iii) against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel chosen by such indemnified party), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever arising out of, or based upon, any of items (A) through (E) in clause (i) above to the extent that any such expense is not paid under (i) or (ii) above;

PROVIDED, HOWEVER, that the foregoing indemnity shall not apply to any losses, liabilities, claims, damages and expenses to the extent arising out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the applicable Remarketing Agent expressly for use in the Remarketing Materials.

         (b) Each Remarketing Agent severally agrees to indemnify and hold harmless the Company, its directors and each of its officers who signed the Registration Statement, from and against any loss, liability, claim, damage and expense, as incurred, but only with respect to untrue statements or omissions made in the Remarketing Materials in reliance upon and in conformity with information furnished to the Company in writing by such Remarketing Agent expressly for use in such Remarketing Materials. The indemnity agreement in this paragraph shall extend upon the same terms and conditions to each person, if any, who controls the Company within the meaning of Section 20 of the 1934 Act.

         (c) Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of such action. In no event shall the indemnifying parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

         (d) The indemnity agreements contained in this Section 9 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Remarketing Agent, and shall survive the termination or cancellation of this Remarketing Agreement and the remarketing of any Notes hereunder.

         Section 10. CONTRIBUTION. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9 hereof is for any reason held to be unenforceable by the indemnified parties although applicable in accordance with its terms, the Company and each Remarketing Agent, acting severally and not jointly, shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by the Company and the Remarketing Agents, as incurred, in such proportions that each Remarketing Agent is responsible for that portion represented by the percentage that the commissions and fees received by such Remarketing Agent in connection with such remarketing bears to the aggregate principal amount of such Notes outstanding at the time of such remarketing, and the Company is responsible for the balance.
No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section, each person, if any, who controls a Remarketing Agent within the meaning of
Section 20 of the 1934 Act shall have the same rights to contribution as such Remarketing Agent, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 20 of the 1934 Act shall have the same rights to contribution as the Company. With respect to the Remarketing Agents, their respective obligations to contribute pursuant to this Section 10 are several in proportion to the principal amount of Notes remarketed by each such party and not joint.

         Section 11.    TERMINATION OF REMARKETING AGREEMENT.

         (a) This Remarketing Agreement shall terminate as to each Remarketing Agent on the effective date of the resignation or removal of such Remarketing Agent pursuant to Section 6 hereof.

         (b) In addition, each Remarketing Agent may terminate all of its obligations under this Remarketing Agreement by notifying the Company, the Trustee and the other Remarketing Agents, if any, of its election to do so, if any of the conditions referred to or set forth in Section 8 hereof have not been met or satisfied in full and such failure shall have continued for a period of 30 days after such Remarketing Agent has given notice thereof to the Company, the Trustee and the other Remarketing Agents, if any, specifying the condition which has not been met and requiring it to be met; PROVIDED, HOWEVER, that termination of this Remarketing Agreement by any Remarketing Agent after giving the required notices shall be immediate in the event of the occurrence and continuation of any event set forth in Section 8(c) hereof, or in the event such party determines, in its sole discretion in accordance with Section 3(d) hereof, after consultation with the Company, that it shall not have received, or lacks the ability to distribute, all of the information necessary to enable it to fulfill its obligations under this Remarketing Agreement and applicable law.

         Section 12. REMARKETING AGENTS' PERFORMANCE; DUTY OF CARE. The duties and obligations of each Remarketing Agent shall be determined solely by the express provisions of this Remarketing Agreement, the Indenture (including the form of the Notes) and applicable law. No Remarketing Agent shall be responsible for the acts or omissions of any other party pursuant to this Remarketing Agreement. No implied covenants or obligations of or against any Remarketing Agent shall be read into this Remarketing Agreement or the Indenture. In the absence of bad faith on the part of any Remarketing Agent, such party may conclusively rely upon any document furnished to it, which purports to conform to the requirements of this Remarketing Agreement or the Indenture, as to the truth of the statements expressed in any of such documents. Each Remarketing Agent shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties. Each Remarketing Agent shall incur no liability to the Company or to any Beneficial Owner or Holder of Notes in its individual capacity or as Remarketing Agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of gross negligence or willful misconduct on its part.

         Section 13. GOVERNING LAW. THIS REMARKETING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE.

         Section 14. TERM OF AGREEMENT. Unless otherwise terminated in accordance with the provisions hereof, this Remarketing Agreement shall remain in full force and effect from the date hereof until the first day thereafter on which no Notes are outstanding or may be issued. Regardless of any termination of this Remarketing Agreement pursuant to any of the provisions hereof, the obligations of the Company pursuant to Sections 5, 9 and 10 shall remain operative and in full force and effect until fully satisfied.

         Section 15. SUCCESSORS AND ASSIGNS. The rights and obligations of the Company hereunder may not be assigned or delegated to any other person without the prior written consent of each of the Remarketing Agents. The rights and obligations of the Remarketing Agents hereunder may not be assigned or delegated to any other person without the prior written consent of the Company. This Remarketing Agreement shall inure to the benefit of and be binding upon the Company and each Remarketing Agent and their respective successors and assigns, and will not confer any benefit upon any other person, partnership, association or corporation other than persons, if any, controlling any Remarketing Agent within the meaning of Section 20 of the 1934 Act, or any person entitled to indemnification to the extent provided in
Section 9 hereof, or any person entitled to contribution to the extent provided in Section 10 hereof. The terms "successors" and "assigns" shall not include any purchaser of any Notes merely because of such purchase.

         Section 16. HEADINGS. Section headings have been inserted in this Remarketing Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Remarketing Agreement and will not be used in the interpretation of any provisions of this Remarketing Agreement.

         Section 17. SEVERABILITY. If any provision of this Remarketing Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Remarketing Agreement invalid, inoperative or unenforceable to any extent whatsoever.

         Section 18. COUNTERPARTS. This Remarketing Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

         Section 19. REMARKETING AGENTS NOT ACTING AS UNDERWRITERS. It is understood and agreed by the parties hereto that the Remarketing Agents' only obligations hereunder are as set forth in this Remarketing Agreement. When engaged in remarketing any tendered Notes, each Remarketing Agent shall act only as agent for and on behalf of each Beneficial Owner of such Notes so tendered. No Remarketing Agent shall act as an underwriter for the tendered Notes or in any way be obligated to advance its own funds to purchase any tendered Notes (except if in its individual capacity as purchaser of those Notes it elects, in accordance with Section 7 hereof, to purchase, in its sole discretion) or to otherwise expend or risk its own funds or to incur or become exposed to financial liability in the performance of its duties hereunder.

         Section 20. AMENDMENTS. This Remarketing Agreement may be amended by any instrument in writing signed by all of the parties hereto so long as this Remarketing Agreement as amended is not inconsistent with the Indenture in effect as of the date of any such amendment; provided, however, that the signature of any existing Remarketing Agent shall not be required to amend this Agreement for the sole purpose of adding another Remarketing Agent as a party hereto pursuant to Section 6(c) hereof.

         Section 21. NOTICES. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing and shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

    (a)  to the Company:
              Newell Co.
              Newell Center
              29 East Stephenson Street
              Freeport, Illinois  61032
              Attention:     Clarence R. Davenport
              Telecopier:    (815) 233-8060

    (b)  to each Remarketing Agent:

              If to Merrill Lynch:

                   Merrill Lynch & Co.
                   Merrill Lynch, Pierce, Fenner & Smith Incorporated World Financial Center
                   North Tower, 10th Floor
                   New York, New York 10281-1310
                   Attention:     MTN Product Management
                   Telecopier:    (212) 449-2234

              If to Chase Securities:

                   Chase Securities Inc.
                   270 Park Avenue, 8th Floor
                   New York, New York 10017
                   Attention:     Medium-Term Note Desk
                   Telecopier:    (212) 834-6081

              If to First Chicago:

                   First Chicago Capital Markets, Inc.
                   1 First National Plaza
                   Suite 0463
                   Chicago, Illinois 60670
                   Attention:     Richard Morton
                   Telecopier:    (312) 732-1033

              If to Morgan Stanley & Co. Incorporated:

                   Morgan Stanley & Co. Incorporated
                   1585 Broadway, 2d Floor
                   New York, New York 10036
                   Attention:     Manager - Continuously Offered Products
                   Telecopier:    (212) 761-0780

              with a copy to:

                   Morgan Stanley & Co. Incorporated
                   1585 Broadway, 2nd Floor
                   New York, New York 10036
                   Attention:     Carlos Cabrera
                                  Medium-Term Note Trading Desk
                   Telecopier:    (212) 761-8846


or to such other address as the Company or the Remarketing Agents shall specify in writing.

         IN WITNESS WHEREOF, the Company and each Remarketing Agent have each caused this Remarketing Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

                        NEWELL CO.



                        By:
                                  -------------------------------------------
                        Name:     C.R. Davenport
                        Title:    Vice President - Treasurer


                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                    INCORPORATED



                        By:
                             -------------------------------------------
                             Authorized Signatory


                        CHASE SECURITIES INC.



                        By:
                             -------------------------------------------
                             Authorized Signatory


                        FIRST CHICAGO CAPITAL MARKETS, INC.



                        By:
                             -------------------------------------------
                             Authorized Signatory


                        MORGAN STANLEY & CO. INCORPORATED



                        By:
                             ------------------------------------------
                             Authorized Signatory